Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jillian Gibson

1st Vice President, Director of Marketing

NewBridge Bank

336.369.0916

jillian.gibson@newbridgebank.com

Robert F. Lowe to Retire from NewBridge Bancorp,

NewBridge Bank Boards of Directors

Retirement ends 47-year career in banking

GREENSBORO, N.C., March 27, 2013 — NewBridge Bancorp (NASDAQ: NBBC) today announced that Robert F. Lowe, a long-time executive with the Company, will retire from the Board of Directors of both NewBridge Bancorp and NewBridge Bank, at the Company’s Annual Shareholder Meeting on May 15, 2013.

Lowe was instrumental in the formation of NewBridge Bank in 2007, leading the merger of LSBTheBank (Lexington State Bank), of which he was Chairman and Chief Executive Officer, and FNB Southeast to form the new organization. Lowe retired as CEO of NewBridge Bancorp in 2008, continuing to serve as Chairman of both NewBridge Bancorp and NewBridge Bank until 2009. Since that time he has remained an active member of both Boards.

“I am very appreciative of the opportunity to have been a part of Lexington State Bank and NewBridge Bank and helping to build what I believe is a leading community bank in North Carolina,” said Lowe. “In addition, it has been a privilege to serve our industry through both the North Carolina Bankers Association and the American Bankers Association. As NewBridge Bank moves forward, thanks to everyone for your support through the years and best wishes for your continued success.”

Lowe’s retirement marks the end of a career that has crossed six decades and is a result of NewBridge Bancorp bylaws’ retirement age of 70. With his retirement, NewBridge Bancorp and NewBridge Bank will now have 15 active board members.

“Bob Lowe is a pillar of community banking and has been an immeasurable asset to NewBridge Bank, the industry, and to me, personally,” said Michael S. Albert, chairman of the Board of Directors for both the Company and the Bank. “I’ve had the pleasure of working with Bob for almost 30 years, and we’ve collaborated on many projects, including the merger between LSBTheBank and FNB Southeast. His leadership at LSBTheBank and throughout the merger, as well as during the shaping of NewBridge Bank and the economic downturn, has been invaluable.”

Lowe grew up in Chadbourn, NC, and received a bachelor’s degree in economics from the University of North Carolina at Chapel Hill. He also later completed the Young Executive’s Institute at UNC’s Kenan-Flagler School of Business.

In 1965, Lowe entered the management training program of State Planters Bank in Richmond, Va. In 1969, he accepted a position with Industrial Bank of Lexington and joined Lexington State Bank in 1970. Lowe was elected Vice President in 1973. He was elected Senior Vice President of the Bank in 1980 and Executive Vice President in 1982. In 1983 Lowe was elected a Director of the Corporation and the Bank. On January 1, 1984, he was elected President and Chief Executive Officer of the Corporation and the Bank, and on January 1, 1990, Lowe was elected Chairman of both the Corporation and the Bank.

Lowe’s steady rise through the banking ranks can also be attributed to the fact that he grew up in a banking family. Lowe’s father, Lester Vincent Lowe, Sr., was a Vice President with United Carolina Bank when he died suddenly in 1971, and his brother, L. Vincent Lowe, Jr., was Chairman and Chief Executive Officer of BB&T Corporation when he died suddenly in 1989.

Over the years, Lowe has served the banking industry in many capacities. He was Treasurer of the North Carolina Bankers Association from 1984 to 1986 and was elected Chairman of the Association for the year 1992. He also served on the Board of Directors of the American Bankers Association from 1999 to 2002 and was Vice Chairman of its Government Relations Council from 2002 to 2003. He was elected Treasurer of the Association from 2003 to 2005. Lowe has been active on numerous community and state boards, such as: Wake Forest Baptist Health – Lexington Medical Center; the J. Smith Young YMCA; North Carolina Citizens for Business & Industry; and College Foundation Inc. Under Lowe, the Bank continued its advocacy in supporting the communities it served as a strong corporate citizen.

“Bob has been a wonderful mentor and a great friend,” said Pressley A. Ridgill, president and chief executive officer of NewBridge Bancorp and NewBridge Bank. “He is a well-respected, fair-minded and responsible banker who helped shape NewBridge Bank’s corporate vision of employee teamwork, strong client relationships and organizational efficiency. Bob’s wisdom and expertise will be sorely missed by all of us who have had the pleasure of working with him.”

Lowe and his wife, the former Mary Hundley Philpott, have two children and four grandchildren. In addition to his current responsibilities as Vice Chairman of the Board of College Foundation, Inc. and as a member of the Wake Forest Baptist Health – Lexington Medical Center Foundation Board of Directors, Lowe plans to spend more time with his family and friends.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is the largest community bank in the 12-county Piedmont Triad Region of North Carolina and one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 37 locations throughout North Carolina.

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